Exhibit 99.1

Milacron Takes Further Steps
To Improve Cash Flow and Financial Flexibility:

Reduces Quarterly Dividend on Common Stock to $.01;
Signs Amended Revolving Credit Agreement

CINCINNATI, OHIO, October 16, 2001...Citing the importance of maintaining strong cash flow during the current steep recession in the manufacturing sector, Milacron Inc. (NYSE: MZ) today announced that its board of directors declared quarterly dividends of $.01 per share on common stock and $1.00 per share on preferred stock. To holders of record November 23, 2001, dividends on common stock will be paid on December 12, 2001, and dividends on preferred stock will be paid on December 1, 2001.

The quarterly dividend reduction from $.12 to $.01 follows a number of aggressive measures Milacron has taken throughout 2001 aimed at cutting costs, eliminating excess capacity and reducing working capital requirements in order to generate positive cash flow.

"The board of directors views the dividend cut as a temporary but necessary action to see us through the worst downturn in manufacturing, and in particular in capital equipment, in 30 years," said Ronald D. Brown, Milacron's chairman, president and chief executive officer. "During the past several months, we have had to make a number of difficult decisions that, we realize, negatively affect our shareholders and employees in the short term. I am confident, however, that in the long term all our stakeholders will benefit as Milacron will emerge from this down cycle stronger, more efficient and, through our 'lean' manufacturing and Six Sigma initiatives, better positioned to respond to our customers."

The decision to cut the dividend helped facilitate the amendment of the company's revolving credit agreement, which was completed on October 15 and extends through 2005. With a maximum borrowing capacity of $340 million, of which $315 million was outstanding at the end of the third quarter, the newly amended facility should provide the liquidity and financial flexibility Milacron needs to get through this business cycle and beyond. All told, including various other lines of credit available to the company, under the new provisions of the revolving credit facility Milacron had additional borrowing capacity of approximately $65 million as of September 30, 2001. The amended agreement has been filed with the Securities and Exchange Commission.

"We're satisfied that the terms of the amended agreement are sufficient to support our financial needs in the foreseeable future," Brown said. "And since we're generating positive cash from operations, we do not envision using or needing the maximum borrowing capacity in this climate."

Milacron anticipates no material increase in interest expense in 2001 or 2002, Brown said, and he reaffirmed the company's most recent earnings guidance, which was issued on September 27.

Conference Call Scheduled
On November 9, the company plans to release third-quarter results around 8:00 a.m. EST and hold an open investor conference call at 11:00 a.m. EST. The call can be accessed live on Milacron's web site, www.milacron.com, or at (913) 981-5571. A replay of the call will be available from 11/9 to 11/16 also on the company's web site or at (719) 457-0820, passcode: 584215.

Any forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in Item 2 of the company's Form 10-Q on file with the Securities and Exchange Commission.

Milacron Inc. (NYSE: MZ) is a world leader in plastics processing and metalworking technologies with major manufacturing facilities in North America, Europe and Asia and 10,000 employees worldwide. Plastics technologies include injection molding machines, blow molding equipment, extrusion systems and wear items, mold bases and mold components, as well as aftermarket and MRO (maintenance, repair and operating) parts and services. Metalworking technologies include carbide metalcutting inserts, tool holders, carbide and high-speed steel round tools, metalworking fluids, precision grinding wheels and carbide wear parts. For further information, visit the company's web site or call the toll-free investor hot line: 800-909-MILA (800-909-6452).